EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-47485 on Form S-8 of our report dated March 24, 2004, relating to the consolidated financial statements of Scheid Vineyards Inc. for the year ended December 31, 2003, appearing in the Annual Report on Form 10-KSB of Scheid Vineyards Inc. for the year ended December 31, 2004.

/s/ DELOITTE & TOUCHE LLP
San Jose, California
March 30, 2005